MORTGAGE SERVICING PURCHASE AND SALE AGREEMENT


                                  between


                      HAMILTON FINANCIAL CORPORATION
                                (PURCHASER)


                                    and


                       CALIFORNIA UNITED BANK, N.A.
                                 (SELLER)



                            Dated:  April 1, 1994




                                 CONTENTS






ARTICLE 1
     DEFINITIONS                                               2

ARTICLE 2
     SALE AND TRANSFER OF SERVICING                            5

ARTICLE 3
     PURCHASE PRICE                                            7

ARTICLE 4
     GENERAL REPRESENTATIONS AND WARRANTIES OF SELLER         10

ARTICLE 5
     REPRESENTATIONS AND WARRANTIES AS TO LOANS               16

ARTICLE 6
     PURCHASER'S REPRESENTATIONS AND WARRANTIES               17

ARTICLE 7
     COVENANTS                                                20

ARTICLE 8
     INTERIM SERVICING                                        26

ARTICLE 9
     CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER         31

ARTICLE 10
     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER        32

ARTICLE 11
     TERMINATION                                              34

ARTICLE 12
     MISCELLANEOUS                                            36


     THIS MORTGAGE SERVICING PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into April 1, 1994 by and between HAMILTON FINANCIAL CORPORATION, a California corporation ("Purchaser") and CALIFORNIA UNITED BANK, N.A. ("Seller").

                             R E C I T A L S:

     A. Purchaser and Seller have entered into a Letter of Intent effective as of March 18, 1994 (the "Letter"), pursuant to which Seller agreed to sell to Purchaser the right to service approximately 755 mortgage loans serviced by Seller with an aggregate principal balance of approximately $ 103,805,000 (collectively hereinafter the "Loans") and more particularly described on Exhibit "A" attached hereto.
     B. Purchaser agreed in the Letter to acquire all right, title and interest in and to, and to assume the duties relating to, Seller's Servicing rights, all on the terms and conditions described herein, which supersede in their entirety the terms and conditions set forth in the letter.
     C. Buyer and Seller wish to set forth the terms and conditions of the sale and transfer of the Servicing.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Purchaser and Seller agree as follows:


                                 ARTICLE 1
                                DEFINITIONS
     Unless the context in which it is used clearly requires otherwise, as used herein:
          1.1 "Advances" means amounts that, as of the Transfer Date, have been advanced in connection with servicing the Loans (including, without limitation, principal, interest, taxes and insurance premiums) and which are required to be paid by Seller as the servicer for the Loans pursuant to applicable Investor requirements and the terms of the applicable Servicing Agreements.
          1.2 "Agreement" means this Purchase and Sale Agreement and all Exhibits hereto as the same may from time to time be amended or supplemented by one or more instruments executed by all Parties hereto.
          1.3 "Agreement Date" means the date of execution of this Agreement by all parties hereto.
          1.4 "Business Day" means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the state of California are authorized or obligated by law or by executive order to be closed.
          1.5 "CPI" means Computer Power, Inc. the computer service bureau for Purchaser and Seller.
          1.6 "Delinquent Mortgage" means a mortgage that is ninety (90) calendar days or more past due.
          1.7 "FHLMC" means Federal Home Loan Mortgage Corporation, or any Successor thereto.
          1.8 "FHLMC Loans" are those certain FHLMC mortgage loans serviced by Seller, described on Exhibit "A" hereof and the servicing of which is intended by Seller to be sold to Purchaser.
          1.9 "FNMA" means the Federal National Mortgage Association, or any Successor thereto.
          1.10 "FNMA Loans" are those certain FNMA mortgage loans serviced by Seller, described on Exhibit "A" hereof and the servicing of which is intended by Seller to be sold to Purchaser.
          1.11 "Foreclosure Mortgage" shall mean a Mortgage as of the Sale
Date (1) as to which a summons and complaint have been filed against the Mortgagor seeking foreclosure of the mortgage, (2) on which publication in a proceeding to foreclosure by advertisement against the Mortgagor has occurred, (3) which has been referred to legal counsel for foreclosure, (4) on which any action has been taken to obtain title to the mortgage property through exercise of a power of sale or (5) in respect of which one or more of the obligors thereunder is in a proceeding under Chapters 7, 11, 12 or 13, or any successor provisions thereof, of the Bankruptcy Code.
          1.12 "Investor" means FNMA or FHLMC, as the case may be, who owns any of the Loans or holds beneficial title to the Loans.
          1.13  "Loans" means the Loans set forth on Exhibit "A".
          1.14 "Mortgage" means the mortgage, deed of trust or other instrument creating a first lien or a first priority ownership or security interest in an estate in fee simple (except for loans secured by condominiums in states where such ownership interest is not considered to be a fee simple interest in real property securing a loan). The term also includes the related promissory note secured by the Mortgage and is sometimes used synonymously with the term "Loan" depending on the context.
          1.15 "Mortgagor" means the person or persons shown as mortgagors on the Mortgage, and the borrowers under the related loan.
          1.16 "Prior Servicer" means the servicers who serviced any of the Mortgage Loans prior to Seller, if any.
          1.17  "Purchase Price" is as defined in Section 3.1 hereof.
          1.18  "Purchaser" means HAMILTON FINANCIAL CORPORATION.
          1.19 "Related Escrow Accounts" means Mortgage escrow/impound accounts maintained by Seller relating to the Servicing.
          1.20  "Sale Date" means April 1, 1994.
          1.21  "Seller" means CALIFORNIA UNITED BANK, N.A.
          1.22 "Seller's Knowledge" or "Best of Seller's Knowledge" mean the actual knowledge of the senior officers of Seller or that knowledge that such an officer would have obtained upon a reasonable examination of the official corporate records of Seller.
          1.23 "Servicer" means the party responsible for Servicing a Loan.
          1.24 "Servicing" means all of Seller's right, title and interest in and to the Loans, including its rights and duties as servicer of FHLMC/FNMA Loans pursuant to the servicing agreements between Seller & FHLMC/FNMA relating to the Loans.
          1.25 "Servicing Agreements" means the respective mortgage loan servicing agreements between Seller and FHLMC or FNMA pursuant to which Seller performs mortgage servicing with respect to any of the Loans.
          1.26 "Total Servicing Fee" means that with respect to each Loan, the amount of interest received on a loan by the Seller exceeding the amount of interest and guaranty fees the Seller is contractually obligated to remit to FHLMC or FNMA.
          1.27 "Transfer Date" means the date on which Purchaser shall assume the actual performance of the duties under the Servicing Agreements from Seller at the end of the "Interim Period" as defined in Section 8.1 hereof, and shall be
September 16th (for FHLMC), October 1, 1994 (for FNMA).

                                 ARTICLE 2
                      SALE AND TRANSFER OF SERVICING
          2.1 Sale of Right to Servicing. Subject to and upon the terms and conditions of this Agreement, Seller as of the Sale Date does hereby sell, transfer, assign and deliver to Purchaser all beneficial right, title and interest in and to the Servicing, including without limitation, the right to receive servicing fees on the Loans.
          2.2  Transfer Date.  On the applicable Transfer Date:
                         (a)  Purchaser shall assume and Seller shall cease
all servicing responsibilities related to the Loans owned by FHLMC or FNMA for which servicing responsibility is transferred; and
               (b) Seller shall transfer to Purchaser the right to all accrued receivables relating to the Loans including but not limited to accrued late charge balances and impound/escrow advances.
          2.3  Obligations of Seller.  Seller covenants and agrees that:
               (a) from the Sale Date until the applicable Transfer Date, that Seller shall pay, perform and discharge all of its liabilities and obligations relating to ownership of the Servicing and all the rights, obligations and duties with respect to the Related Escrow Accounts, in accordance with the terms and conditions of Article 8 hereof, until the transfer of such items on the applicable Transfer Date; and
               (b) On or prior to the applicable Transfer Date, Seller shall assign to Purchaser, by appropriate endorsements and assignments, all of Seller's rights, title and interest in and to the Servicing, and the promissory notes and Loans as required by FHLMC or FNMA as reasonably requested by Purchaser. Seller shall execute or cause to be executed assignments for each Mortgage as Purchaser may reasonably request. Seller shall prepare and record the assignments at its sole cost and expense. Seller shall also prepare assignments of Loans from Purchaser to FHLMC or FNMA, if required by FHLMC or FNMA.
          2.4 Obligations of Purchaser. Purchaser covenants and agrees, that from and after the applicable Transfer Date it shall service the Loans for which servicing responsibility is transferred on such date in accordance with the terms and conditions of the Servicing Agreements, all applicable statutes, regulations and contractual provisions, and prudent mortgage banking practices. Purchaser shall not be responsible for the acts or omissions of Seller or prior servicers, nor for any other obligations or liabilities of Seller or prior servicers whatsoever, except those obligations or liabilities which would not have occurred but for the acts or neglect of the Purchaser.
          2.5  Approval to Transfer Servicing.
               (a) Seller shall obtain FHLMC or FNMA approvals and any other approvals necessary to transfer the Servicing from Seller to Purchaser; provided that any corporate, regulatory or other approvals which apply only to Purchaser, shall be obtained by Purchaser. Seller shall prepare the requests for approval in a manner to secure from FHLMC or FNMA a prompt written determination of the acceptability of the transfer of Servicing.
               (b) On or before the applicable Transfer Date, Seller shall prepare and execute all forms, documents and other information reasonably requested by FHLMC or FNMA or others in connection with the transfer of the Servicing.
          2.6 Cooperation. Purchaser and Seller shall cooperate with and assist each other, and use their best efforts to assure the orderly transfer of the Servicing from Seller to Purchaser under this Agreement. Seller and Purchaser shall execute and deliver all documents, provide all information which is not confidential, and take or forebear from all such action as may be reasonably necessary, convenient or appropriate to achieve the purposes of this Agreement. Each party shall designate an employee to coordinate and be responsible for the orderly transfer of the Servicing.

                                 ARTICLE 3

                              PURCHASE PRICE
          3.1 Purchase Price. The purchase price for the Servicing shall be the product of multiplying 1.0291% by the unpaid principal balance as of the Sale Date of all Loans other than Loans which, as of the Sale Date, are
(a) more than 60 days past due, (b) in litigation, (c) in foreclosure, (d) in which a bankruptcy action has been filed, (e) are subject to forbearance or modification agreements less than 180 days old. Loans which are the subject of a standard earthquake forbearance arrangement in which no more than three monthly payments have been deferred, to repaid in full on or by March 1995, shall not be considered a part of the excluded Loans per a, b, c, d, or e above for purposes of this agreement. Notwithstanding same, on March 1, 1995 these Loans (as detailed on Exhibit B) shall be reviewed for current status and if delinquent will have their purchase price refunded to Purchaser within 5 business days. Such purchase price will be calculated by multiplying .8336% by the unpaid balance as reported on Exhibit B.
          3.2  Payment.  Payment of the purchase price will be as follows:
               a. On the Sale Date, Purchaser will wire twenty percent (20%) of the estimated total purchase price to an account designated by Seller.
               b. Thirty five percent (35%) of the purchase price shall be wired to the Seller to an account designated by Seller on June 30, 1994.
               c. Thirty five percent (35%) of the purchase price shall be wired to the Seller to an account designated by Seller within 3 business days of receipt of the final transfer reports.
               d. Ten percent (10%) of the purchase price minus final adjustments will be wired to Purchaser within 15 days of the Transfer Date(s) upon a successful reconciliation of all transfer balances.
               e. Prepayment protection. The purchase price will be reduced by .8336% of all loans that pay off in full between Sale Date and May 31, 1994. The purchase price will also be reduced by .8336% of all loans in another transaction (the "First Quarter Transaction") between the parties hereto that will be consummated on or about March 31, 1994 for the servicing to approximately $151,863,473, that pay off in full between March 31, 1994 and May 31, 1994.
               f. As a penalty for deficient subservicing after the Sale Date, Seller shall pay a penalty of 4.926 basis points (.04926%) of the aggregate principal balance of the Loans for each integral increase of 0.50% of the total delinquency rate (including 30, 60, and 90 day delinquencies, foreclosures and loans in bankruptcy, but excluding delinquent loans the subject of an earthquake forbearance) for the Loan balances for this transaction and the "First Quarter Transaction" if the aggregate exceeds 1.71% measured at Transfer Date(s).
          3.3  Other Costs.
               (a) Seller shall bear the entire cost of securing any approvals of the transfer of Servicing from Seller to Purchaser, including all transfer fees due to FHLMC or FNMA; provided that any corporate, regulatory or other approvals applicable only to Purchaser shall be obtained at the sole cost and expense of Purchaser.
               (b) Seller shall comply, at its sole cost and expense, with Purchaser's reasonable requirements pertaining to the processing and shipping of loan files, insurance files, tax records and collection records which are reasonably necessary to service the Loans.





                                 ARTICLE 4
             GENERAL REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants with the knowledge that each such representation and warranty relates to material matters upon which Purchaser has relied, and it being further understood that each such representation and warranty is made to the Purchaser as of the Sale Date except with respect to Sections 4.8 and
4.10 - 4.19.
          4.1 Due Incorporation and Good Standing. Seller is properly licensed and qualified to transact business in all appropriate jurisdictions to conduct all activities performed with respect to origination and servicing of the Loans, except where the failure to be so licensed or qualified would not have a material adverse effect thereon.
          4.2 Authority and Capacity. Seller has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have each been duly and validly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding Agreement of Seller enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors rights generally and by general principles of equity.
          4.3 Effect. The execution, delivery and performance of this Agreement by Seller, its compliance with the terms hereof and the consummation of the transactions contemplated hereby (assuming receipt of the various consents necessary to consummate this Agreement) will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of incorporation, articles of incorporation, bylaws, or any material instrument or Agreement to which it is a party or by which it is bound, or which affects the Servicing, or any state or federal law rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it or to the Servicing.
          4.4 Compliance with Contracts and Regulations. Seller and, to the Best of Seller's Knowledge, Prior Servicers have complied with all material obligations under all contracts to which any of them was or is a party, and with all applicable federal, state and local laws and regulations, with respect to and which might affect any of the Servicing. The laws and regulations which Seller has complied with include but are not limited to all applicable FHLMC or FNMA requirements, as the case may be.
          4.5 Filing of Reports. For each Loan, Seller and, to the Best of Seller's Knowledge, Prior Servicers have filed or Seller shall file through the Transfer Date(s), all required reports including but not limited to investor reports to FHLMC or FNMA reports to all governmental agencies having jurisdiction over the Servicing and all appropriate private mortgage insurance companies.
          4.6 Title to the Servicing and Related Escrow Accounts. Seller is the lawful owner of the Servicing, is custodian of the Related Escrow Accounts and has the sole right and authority to transfer the Servicing and the Related Escrow Accounts as contemplated hereby. The transfer, assignment and delivery of the Servicing and of the Related Escrow Accounts in accordance with the terms and conditions of this Agreement shall vest in Purchaser all rights as a FHLMC/FNMA servicer free and clear of any and all claims, charges, defenses, offsets and encumbrances of any kind of nature whatsoever.
          4.7 Related Escrow Accounts. All Related Escrow Accounts are being maintained in accordance with applicable law and in accordance with the Servicing Agreements and the terms of the Mortgages related thereto. Except as to payments which are past due under the Loans, all escrow balances required by the Loans and paid to Seller for the account of the Mortgagors are on deposit in the appropriate escrow/impound accounts.
          4.8 Litigation; Compliance with Laws. There is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding which might materially affect any of the Loans or the Servicing, except for Foreclosure Mortgages. Additionally, there is no litigation, proceeding or governmental investigation existing or pending or, to the knowledge of Seller, threatened, or any order, injunction or decree outstanding against, or relating to Seller, a Prior Servicer or the Servicing which could have a material adverse effect upon any of the Loans or the Servicing, except for Foreclosure Mortgages. Neither Seller nor, to the Best of Seller's Knowledge, any Prior Servicer has violated any applicable law, regulation, ordinance, order, injunction or decree, or any other requirement of any governmental body or court, which may materially affect any of the Loans or the Servicing.
          4.9 Statements Made. No representation, warranty or written statement made by Seller in this Agreement, or in any exhibit, schedule, written statement or certificate delivered to Purchaser pursuant hereto or made in or pursuant to the Letter contains or will contain any untrue statement of material fact as of the date made or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date made.
          4.10 No Accrued Liabilities. To the Best of Seller's Knowledge, there are no accrued liabilities of Seller with respect to breaching Seller's responsibility to the Loans or the Servicing or circumstances under which such accrued liabilities will arise against Purchaser as successor to the Servicing, with respect to occurrences prior to the Transfer Date(s).
          4.11 FHLMC/FNMA Requirements. Seller and, to the Best of Seller's Knowledge, each Prior Servicer has performed under the respective FHLMC or FNMA requirements with respect to the Servicing, and no event has occurred and is continuing which, but for the passage of time or the giving of notice or both, would constitute an event of default thereunder. Seller and, to the Best of Seller's Knowledge, each Prior Servicer has serviced the Loans and has kept and maintained complete and accurate books and records in connection therewith, all in accordance with the respective FHLMC and FNMA requirements.
          4.12 Compliance with Insurance Contracts. Seller has complied with all obligations under all applicable insurance contracts, including private mortgage insurance, with respect to, and which might affect, any of the Servicing. Seller has not taken any action or failed to take any action which might cause the cancellation of or otherwise adversely affect any of the insurance policies on a Loan.
          4.13  Private Mortgage Insurance.
               (a) Each Mortgage which is represented by Seller to have private mortgage insurance ("PMI") is insured in the amounts represented.
               (b) As to each private mortgage insurance certificate, Seller further warrants that it has complied with applicable provisions of federal status and regulations and applicable PMI requirements, the insurance is in full force and effect with respect to each Mortgage, and, to the Best of Seller's Knowledge, no event or condition exists within the control of Seller which can result in a revocation of any such insurance.
               (c) If a Loan transferred and/or assigned to Purchaser hereunder which is represented by Seller as having PMI fails to have PMI, or subsequently loses its PMI by reason of any act or omission of Seller or any Prior Servicer occurring prior to the Transfer Date(s), then, upon receipt of written notice from Purchaser, Seller shall have sixty (60) days to remedy the problem causing loss on insurance. If Seller is unable within sixty (60) days after receipt of notice to remedy the problem, then Seller shall repurchase the loan, provided FHLMC or FNMA requires such repurchase, as well as the Servicing from Purchaser within ten (10) Business Days after the expiration of the sixty (60) day remedial period at the price computed according to Section 12.5(b), and against delivery of the purchase price thereof, Purchaser shall assign its rights in such Loan to Seller and transfer its related Servicing and all mortgage servicing records related to the Loan, all free and clear of all liens, charges or encumbrances whatsoever.
          4.14 Title Insurance. A title policy currently in effect running to the benefit of the owner of the Loan has been issued for each Loan insuring that the Mortgage relating thereto is a valid first lien on the property therein described, which has not been modified, and that the mortgaged property is free and clear of all encumbrances and liens having priority over the first lien of the mortgage or deed of trust, except for liens for real estate taxes and special assessments not yet due and payable and except for easements and restrictions of record identified in the title policy.
          4.15 Non-Recourse Servicing. All loans which were sold to the Investors were sold without recourse to the Servicer, except as may arise from any misrepresentation or breach of warranty or covenant made under the Servicing Agreements or otherwise in connection with the Servicing.
          4.16 Payment of Taxes, Insurance Premiums, Etc. All applicable taxes, special assessments, ground rents, flood insurance premiums and mortgage insurance premiums have been paid, by the Mortgagor or Seller, as required by and in accordance with the terms of the Loans or the Servicing Agreements.
          4.17 Effective Insurance. All required insurance policies, including hazard, flood, and PMI, remain in full force and effect, and such policies are with companies acceptable to FHLMC or FNMA in accordance with the Servicing Agreements.
          4.18 Payoff Statements. All payoff and assumption statements with respect to each Loan provided by Seller to Mortgagors or their agents were complete and accurate.
          4.19 Interest on Escrows. Seller has paid to the mortgagor all interest required to be paid on any escrow/impound account through the Transfer Date(s). Evidence of such payment shall be provided to Purchaser upon request.


                                 ARTICLE 5
                REPRESENTATIONS AND WARRANTIES AS TO LOANS

     As further inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the Sale Date, that to the Best of Seller's Knowledge:
          5.1 Mortgage Documents. The Mortgage documents are genuine, duly executed by a borrower of legal capacity, and all insertions in any loan document are correct.
          5.2 No Defenses. There are no defenses, set-offs or counterclaims against the Loan.
          5.3 Validity of Note. There is nothing which would impair the validity of the promissory note, the Mortgage, or any other material loan document.
          5.4 Compliance with Law. The origination and closing of each Loan complied in all material respects with each of the federal or state laws or regulations which were in effect at the time of origination and pertain to the origination and closing of the Loan.

                                 ARTICLE 6
                PURCHASER'S REPRESENTATIONS AND WARRANTIES

     As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants as follows, it being acknowledged that each such representation and warranty relates to material matters upon which Seller relied, and it being understood that each such representation and warranty is made to Seller as of the Sale Date and shall be deemed remade as of the Transfer Date(s):
          6.1 Due Incorporation and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and is properly licensed and qualified to transact business in each jurisdiction in which such qualification is necessary to the conduct of its servicing activities with respect to the Loans following the respective transfer dates, except where the failure to be so licensed or qualified would not have a material adverse effect on the servicing of the Loans after the Transfer Date(s).
          6.2 Authority and Capacity. Purchaser has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding agreement of Purchaser enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights generally and by general principles of equity.
          6.3 Effect of Agreement. The execution, delivery and performance of this Agreement by Purchaser, its compliance with the terms hereof and the consummation of the transactions contemplated hereby (assuming receipt of the various consents necessary to consummate this Agreement) will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its charter, articles of incorporation, bylaws, or any material instrument or agreement to which it is a party or by which it is bound, or any state or federal law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it, except such violation, conflict, breach or default that would not have a material adverse effect on the servicing of the Loans following the respective Transfer Date(s).
          6.4 Approvals and Compliance. Purchaser is an approved FHLMC and FNMA Seller/Servicer in good standing. Purchaser is not in material default under the terms of any agreement between Purchaser and FHLMC or FNMA.
          6.5 Litigation. There is no litigation, proceeding or governmental investigation existing or pending, or to the knowledge of Purchaser, threatened, or any order, injunction or decree outstanding, against or relating to Purchaser that could have a material adverse effect upon the Servicing being purchased by Purchaser hereunder or the performance of Purchaser of its obligations under the Servicing Agreements, nor does Purchaser know of any basis for any such litigation, proceeding or governmental investigation.
          6.6 Facts and Omissions. No representation or warranty of Purchaser contained in this Agreement or in any schedule or written statement delivered to Seller pursuant hereto contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                                 ARTICLE 7
                                 COVENANTS

          7.1 Notice to Mortgagors. Seller shall, at Seller's expense, mail to the Mortgagor of each Loan a letter advising the Mortgagor of the transfer of Servicing to Purchaser no later than fifteen (15) days prior to the Transfer Date(s) or earlier if required by state or federal law or by FHLMC or FNMA; provided, however, the content and format of the letter shall be subject to the prior written approval of Purchaser, which approval shall not be unreasonably withheld. Purchaser shall mail to the Mortgagor of each Mortgage, no sooner than the date of Seller's notice pursuant to this Section 7.1 and no later than five (5) days after the date of Seller's notice, a letter (in form and substance reasonably satisfactory to Seller) confirming Seller's notice of the transfer of the Servicing.
          7.2 Notice to Mortgage Insurers. Seller shall, at Seller's expense, notify all relevant private mortgage insurance companies no later than fifteen (15) Business Days prior to the Transfer Date(s) by certified mail, return receipt required, that all insurance premium billings for the Loans must thereafter be sent to Purchaser. Seller shall provide Purchaser with a copy of the certified receipt. Additionally, Seller shall, prior to the Transfer Date(s), obtain the written consent of any private mortgage insurance companies which have the contractual right to approve transfer of the Servicing.
          7.3 Notice to Taxing Authorities and Insurance Companies. No later than fifteen days prior to the Transfer Date(s), unless otherwise agreed by the parties, Seller shall, at Seller's expense, notify applicable taxing authorities, tax service agencies and insurance companies and/or agents by certified mail, of the assignment of the Servicing and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to Purchaser from and after the Transfer Date(s).
          7.4 Delivery of Loan Documents/Files. Against delivery of final payment under Paragraph 3.2(b), Seller shall forward to Purchaser in a manner reasonably acceptable to Purchaser no later than three (3) Business Days after the FHLMC/FNMA Transfer Date(s) all loan documentation in Seller's possession relating to each Mortgage.
          7.5 Delivery of Servicing Records. Against delivery of final payment under Paragraph 3.2(c), Seller shall deliver to Purchaser, in a manner acceptable to Purchaser, on the relevant Transfer Date(s), all servicing records necessary to effectuate a proper transfer of servicing.
          7.6 Delivery of Data Base Record Definition. Against delivery of Transfer Date(s) payment under Paragraph 3.2(a), Seller shall forward to Purchaser no later than ten (10) Business Days after the Sale Date, or earlier if so requested by Purchaser, a full definition of user developed field uses of any and all data base fields ("Data Base").
          7.7  Delivery of Data Base Records.
               (a) Against delivery of final payment under Paragraph 3.2(b), Seller shall direct the computer service bureau to deliver to Purchaser on the close of business on the "trial conversion date" (to be established by Purchaser) the data base records which represent the Data Base for the Loans as of close of business on the "trial conversion date".
               (b) Against delivery of final payment under Paragraph 3.2(b), Seller shall direct their computer service bureau to deliver to Purchaser on close of business, within two (2) Business Days of September 16, 1994 (For FHLMC) and September 30, 1994 (For FNMA), the data base records which represent the Data Base for the Loans as of close of business on the applicable Transfer Date.
          7.8 Escrow/Impound Balance . Within three (3) Business Days after the Transfer Date(s), Seller shall deliver to Purchaser, in immediately available funds, the net (net of any Advances) escrow and suspense balances and all loss draft and buydown balances associated with the Loans, together with an accounting statement of escrow and suspense balances and loss draft balances and buydown balances sufficient to enable Purchaser to reconcile the amount of such funds with the accounts of the Loans.
          7.9 Payoffs and Assumptions. Seller shall provide to Purchaser on the Transfer Date(s) copies of all assumption and payoff statements generated by Seller on the Mortgages within the preceding thirty (30) days. Seller shall notify Purchaser prior to the Transfer Date(s) of all payoffs and assumptions in process or of which Seller has any notice or knowledge.
          7.10 Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date(s), all payments received by Seller on each Mortgage shall be properly applied by Seller to the account of the particular Mortgagor.
          7.11 Mortgage Payments Received After Transfer Date. Any Mortgage payments received by Seller within sixty (60) days after the Transfer Date(s) shall be delivered to Purchaser in the form received within two (2) Business Days after receipt by Seller, properly endorsed by Seller to Purchaser. Seller shall notify Purchaser of the particulars of the payment, which notification shall be satisfied if Seller forwards with its payment sufficient information to permit appropriate processing of the payment by Purchaser. If certain Mortgagors persist in forwarding payments to Seller after the Transfer Date(s), Seller shall notify Purchaser and Purchaser shall take all steps reasonably necessary to assure that such Mortgagors remit payments directly to Purchaser.
          7.12 Misapplied Payments. Misapplied payments shall be processed as follows:
               (a) Both parties shall cooperate in correcting misapplication errors.
               (b) The party receiving notice of a misapplied payment occurring prior to the Transfer Date(s) and discovered after the Transfer Date(s) shall immediately notify the other party.
               (c) If a misapplied payment that occurred prior to the Transfer Date(s) cannot be identified by either party and it has resulted in a shortage in a Mortgage account, Seller shall be liable for the amount of such shortage. Seller shall reimburse Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand from Purchaser.
               (d) If a misapplied payment resulted in the incorrect calculation of the Purchase Price, a check in the amount of the shortage and payable to the party shorted shall be delivered by the other party within ten (10) Business Days after notice thereof.
               (e)  Any check issued under the provisions of this Section
7.12 shall be accompanied by a statement indicating the purpose of the check, the Mortgagor and property address involved, and the corresponding Seller and/or Purchaser account number.
          7.13 Payment of Taxes and Insurance. Before the Transfer Date(s) Seller will pay all taxes and insurance premiums (including hazard and PMI premiums) payable from escrow accounts which are (a) due on or before the Transfer Date(s) whether or not Seller has received bills for those payments, or (b) due within thirty (30) days after the Transfer Date(s). Seller shall provide a list to Purchaser on or before the Transfer Date(s) of tax and insurance bills coming due thirty (30) days after Transfer Date(s) for which Seller has not received bills on or before the Transfer Date(s). Seller shall send to Purchaser within two (2) Business Days of Seller's receipt, any tax or insurance (hazard or PMI) bills received by Seller after the Transfer Date(s) on the Loans.
Purchaser and Seller agree to cooperate to make sure all bills relating to the Loans and due thirty (30) days after the Transfer Date(s) are paid by the respective due dates.
          7.14 Missing Payments. Seller agrees to indemnify and remit to Purchaser any missing escrow funds or unremitted principal and interest which preceded the transfer of Servicing; provided that this obligation shall exist only to the extent Seller was responsible for such shortages under the terms of the Servicing Agreements and provided further that Purchaser shall reimburse Seller to the extent such missing payment represented an advance otherwise reimbursable to Seller under Section 3.3 hereof.
          7.15 Tax Contracts. Seller, at its expense, shall assign to Purchaser on the Transfer Date(s), a fully paid, transferable, life-of-the-loan, tax service contract with Transamerica Realty Tax Service. The tax service contract so assigned shall cover each of the Loans for their respective remaining terms.
          7.16 Annual Report to Mortgagors and IRS. Seller agrees to provide the IRS and each Mortgagor whose Loan Servicing is transferred under this Agreement with an annual year-end statement in accordance with IRS and state regulations and FHLMC and FNMA requirements. Such statement(s) shall reflect the status of the Loan up to the applicable Transfer Date. Purchaser shall have no responsibility for providing this information for the period of time the Loan was serviced by the Seller and Seller is likewise not responsible for providing this information for the period of time the Loan is serviced by Purchaser or its successors. Seller agrees to mail the applicable information to the mortgagor on or after January 15, 1995, along with a 1099 INT (Interest on Escrow), if applicable.
          7.17 Further Solicitation. Seller agrees that it shall not solicit the Mortgagors for any mortgage-related services, including but not limited to, refinancing their mortgage loan, credit insurance and homeowner's insurance. General solicitation to the public and borrower initiated contacts shall not constitute solicitations hereunder.


                                 ARTICLE 8
                             INTERIM SERVICING

          8.1  Servicing of Mortgages.    In the event the Transfer Date(s)
with respect to the Servicing or any portion thereof occurs later than the Sale Date, Seller shall service the Loans relating thereto on behalf of the Purchaser during that time period (the "Interim Period") as provided herein. Purchaser agrees and acknowledges that Seller shall perform all servicing responsibilities through a designated subservicer. Seller acknowledges that it shall be responsible for any errors and omissions committed by same subservicer. In the event the Transfer Date(s) with respect to the Servicing occurs simultaneously with the Sale Date, these provisions of this Article 8 shall be inapplicable to those Loans already transferred.
          8.2 Assumption of Duties; Standard of Care. Seller agrees that, throughout the Interim Period, it shall observe and perform all warranties, representations, covenants and agreements with respect to the Loans and the Servicing required to be observed and performed by Seller as servicer under the Servicing Agreements. Seller shall at all times, service the Loans in accordance with all applicable statutes, regulations, contractual provisions, and in accordance with prudent mortgage banking practices. It is understood and agreed that Seller shall exercise the same standard of care that it exercises in the servicing of mortgages for its own account.
Among the services to be provided by Seller during the Interim Period are:
               (a)  Receive and process Mortgagor's payments;
               (b)  Make all escrow disbursements in its own name;
               (c) Handle all collection efforts with Mortgagor in its own name;
               (d) Provide and handle insurer delinquency notices in its own name;
               (e) Prepare and forward all remittances due for the months during the Interim Period;
               (f) Prepare and submit all cut-off reports for the months of the Interim Period;
               (g) Resolve all items prior to Transfer Date(s) appearing on reports listed in Section 8.4 (e) and (f).
          8.3 Servicing Fee. As consideration for servicing the Mortgages during the Interim Period, Seller shall receive for each Loan for each month the Loan is serviced by Seller a servicing fee of five dollars ($ 5.00) per Loan. The monthly servicing fee with respect to any Loan is payable from the principal and interest payment actually received during the month for that Loan. Seller shall promptly remit to Purchaser on the day accounting reports are due to FHLMC or FNMA for each month during the Interim Period, the Total Servicing Fee for each Loan less the servicing fee retained by Seller under this Section 8.3.
          8.4 Reporting by Seller. Servicer shall provide to Purchaser within five (5) business days of each respective cutoff (FHLMC and FNMA), a Trial Balance report which shall set forth for the prior investor accounting period for each Mortgage, subtotaled by pool (as applicable): (a) collections of principal and interest; (b) the remaining principal balance; (c) the mortgage interest rate; (d) the servicing fee retained by Servicer; (the following (e) and (f) will be separate reports, not part of the Trial Balances); (e) a report with any real estate taxes still delinquent with anticipated resolution date by account number; (f) a report listing all hazard insurance expired with anticipated resolution dates by account number; and
(g) such other information as may be reasonably requested in writing by Purchaser with reasonable notice.
          8.5 Notifications. If required by FHLMC or FNMA, Servicer shall upon execution of this Agreement, notify FHLMC or FNMA, in writing that Servicer shall service the Loans during the Interim Period. Purchaser hereby authorizes FHLMC or FNMA to communicate with, issue instructions to, accept directives from and otherwise deal with Seller in the manner and to the extent permitted pursuant to applicable rules and regulations.
          8.6 Fees and Advances. During the Interim Period, Servicer shall be responsible for payment of all guarantee fees to FHLMC or FNMA and for all advances required by FHLMC or FNMA. Servicer shall also be responsible for any advances required for the various Mortgage escrow/impound accounts, and shall be responsible for prompt payment of all mortgage insurance premiums, hazard insurance premiums and real estate taxes during the Interim Period. If adequate funds are not held in escrow to pay, when due, real estate taxes or insurance premiums on any property securing a Loan, Servicer shall advance sufficient funds to cover any such deficiency in a manner to ensure timely payment of such taxes or insurance premiums. Servicer shall be reimbursed for all advances made pursuant to this Section 8.6 in accordance with Section 7.8 of this agreement.
          8.7 Escrows. Until the Transfer Date(s), Seller shall credit to the account of borrower all interest required to be credited, or otherwise accrued, to any escrow amount by applicable law or Investor requirement. Also, during the Interim Period, Servicer shall maintain all escrow/impound accounts at a financial institution or institutions of its choice, consistent with the Servicing Agreements and applicable laws, rules and regulations.
          8.8 After Transfer Date. Following the Transfer Date(s), Servicer shall endorse and forward to Purchaser all funds received by Servicer related to the Loans as provided in Section 7.9.
          8.9 Suspension. Should Seller at any time during the Interim Period have its right to service for FHLMC or FNMA temporarily or permanently suspended, then Purchaser shall, in its sole discretion and without liability of any kind to Seller, elect to:
               a) Immediately accelerate performance of the provisions of this Agreement to require immediate transfer of the Servicing and payment of the purchase Price, provided all necessary approvals can be obtained. If such approvals cannot be obtained then;
               (b) Immediately terminate this Agreement, at which time Seller shall be required to refund to Purchaser all portions of the Purchase Price which have been previously paid by Purchaser plus costs as provided for in
Section 11.2(b) below and Purchaser shall assign its rights in the Loans and transfer and assign the related servicing and deliver any and all mortgage servicing records in its possession to Seller.
          8.10 Termination. The provisions of Article 8 of this Agreement shall terminate with respect to the Servicing or portion thereof transferred on the Transfer Date(s).
          8.11 Maintenance of Books and Records. Seller shall keep full and complete records pertaining to (i) each Mortgage and the collections made thereon, and (ii) each check paid as distribution of principal and interest collected, to appropriate parties. During the Interim Period, Purchaser or its representative, upon three (3) Business Days' written notice to Seller may examine any and all such records at such time or times as it may elect during the Seller's regular business hours, subject to the provisions of Section 12.8.
          8.12 Insurance. In addition to insurance required to be maintained by Seller under the Servicing Agreements, Seller shall also at its own expense maintain at all times during the Interim Period policies of fidelity, theft, forgery and errors and omissions insurance. Such policies shall be in reasonable amounts with acceptable standard coverages in accordance with industry standards.
          8.13 Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties. The duties and responsibilities of the Seller shall be rendered by the Seller as an independent contractor and not as an agent of Purchaser. The Seller shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.




                                 ARTICLE 9
             CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     All of the obligations of Purchaser under this Agreement are subject to the fulfillment prior to or on the Sale Date and/or the Transfer Date(s), as the case may be, of each of the following conditions, any one or more of which may be waived in writing by Purchaser:
          9.1 Accuracy of Representatives and Warranties. The representations and warranties of Seller contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all material respects as of the Sale Date and the Transfer Date(s), except to the extent such representations and warranties expressly relate only to an earlier date, in which case they shall be true and correct in all material respects only as of such earlier date and except for changes contemplated by this Agreement or approved by Purchaser.
          9.2 Compliance with Conditions. Seller shall have performed and complied in all material respects with all conditions and agreements required by this Agreement to be complied with or performed by it prior to or on the Sale Date and the Transfer Date(s).
          9.3 No Actions. There shall not have been commenced or, to the knowledge of any party hereto, threatened prior to or on the Sale Date or the Transfer Date(s) any action, suit or proceeding which may materially and adversely affect Seller's ability to consummate the transactions contemplated hereby.
          9.4 Consents and Approvals. Seller shall have obtained prior to or on the Transfer Date(s), all consents and approvals required for consummation of the transaction contemplated hereby, including those contemplated by Section 2.5 hereof. Purchaser shall have obtained all consents and approvals required for the consummation of the transaction contemplated hereby.
          9.5 Sale Date Documents. Seller shall have delivered to Purchaser on the Sale Date a copy of the resolution of the board of directors of Seller approving the execution, delivery and performance of this Agreement, certified as of the Sale Date by the Secretary or Assistant Secretary of Seller.



             CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER

     All of the obligations of Seller under this Agreement are subject to the fulfillment prior to or on the Sale Date and/or the Transfer Date(s), as the case may be, of each of the following conditions, any one or more of which may be waived in writing by Seller.
          10.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all material respects as of the Sale Date and Transfer Date(s), except to the extent such representations and warranties expressly relate only to an earlier date, and except for changes contemplated by this Agreement or approved by Seller.
          10.2 Compliance with Conditions. Purchaser shall have performed and complied in all material respects with all conditions and agreements required by this Agreement to be performed or complied by it prior to or on the Sale Date and Transfer Date(s).
          10.3 No Actions. There shall not have been commenced or, to the knowledge of any party hereto, threatened prior to or on the Sale Date or Transfer Date(s) any action, suit or proceeding which may materially and adversely affect Purchaser's ability to consummate the transaction contemplated hereby.
          10.4 Consents and Approvals. Seller shall have obtained prior to or on the Transfer Date(s) all consents and approvals required for consummation of the transaction contemplated hereby including those contemplated by Section 2.5 hereof. Purchaser shall have obtained all consents and approvals required for the consummation of the transaction contemplated hereby.
          10.5 Sale Date Document. Purchaser shall have delivered to Seller on the Sale Date a copy of the resolutions of the board of directors of Purchaser approving the execution, delivery and performance of this Agreement, certified as of the Sale Date by the Secretary or an Assistant Secretary of Purchaser.

                                ARTICLE 11
                                TERMINATION

          11.1 Events of Termination. To the extent and under the circumstances set forth below, this Agreement may be terminated at any time by Purchaser or Seller prior to the Transfer Date(s) upon written notice to the other party as follows:
               (a) By Purchaser at any time in the event that the examination of the books and records of Seller relating to the Mortgages, the Related Escrow Accounts or the Servicing reveals that there has been on or before the Sale Date, any information provided to Purchaser in this Agreement or any Exhibit or Schedule hereto was materially inaccurate or incomplete (as of the date as of which the information spoke), which can not adequately be remedied by the payment by the Seller or Purchaser of damages;
               (b) By Purchaser or Seller, if FHLMC or FNMA disapproves or fails to timely approve the transfer of Servicing in accordance with
Section 2.5 hereof;
               (c) By Purchaser or Seller if an action, suit or proceeding of the type the absence of which would be a condition precedent to either party's obligations described in Section 9.3 and 10.3, respectively, shall have been commenced, or, to the knowledge of either hereto, threatened;
               (d) By Purchaser or Seller, if the other shall materially breach any material term of this Agreement, which breach can not adequately be remedied by the payment by the Seller or Purchaser of damages; and such breach shall not have been cured within thirty (30) days following notice thereof by the other party, but in any event prior to the Transfer Date(s); and
               (e) By Purchaser or Seller, if the conditions precedent to its obligation to consummate on the Transfer Date(s) the transaction contemplated hereby have not been satisfied or waived on or prior to such Transfer Date(s), or such later date as may be mutually agreed upon in writing by the parties hereto, which can not adequately be remedied by the payment by the Seller or Purchaser of damages; provided, however, that neither Purchaser nor Seller shall have any obligation to waive a condition precedent to its obligation or to extend the date for satisfaction thereof.


          11.2  Requirements and Effects of Termination.
               (a) Upon valid and proper termination of this Agreement pursuant to any provision of Section 11.1, all right, title and interest in or to the Servicing, the Related Escrow Accounts and the Mortgages shall revert to Seller and no party hereto shall have any liability or further obligation to the other party hereunder except as provided in Paragraphs 11.2(b), 12.1 and 12.10 hereof.
               (b) Except as specifically set forth or referred to in Paragraph 11.2(a) above, if this Agreement is terminated with cause or the transaction contemplated hereby is not consummated, any amounts paid by Purchaser pursuant to Paragraphs 3.2(a) or 3.2(b) shall be immediately refunded by Seller to Purchaser. If such termination occurs on or before May 31, 1994 Seller shall also reimburse Purchaser for all costs it has incurred to the date of termination.

                                ARTICLE 12
                               MISCELLANEOUS

          12.1 Costs and Expenses. Except as otherwise provided for in this Agreement, costs and expenses incurred in connection with the transactions contemplated hereby shall be paid as follows:
               (a) Seller shall pay all the standard and customary costs associated with the transfer of the Servicing to Purchaser, including without limitation, any recording or filing fees, FHLMC or FNMA transfer fees, any fees related to obtaining any required approvals, custodian charges, cost of shipping and delivery of mortgage files to Purchaser, Tax Service tax contract fees, Flood Service contract fees, and all other costs associated with the preparation and filing of Mortgage assignments or any other transfer documents; and
               (b) Except as provided in Section 12.1(a) above, Purchaser shall pay the expenses incurred by it or its affiliates in connection with the transactions contemplated hereby whether or not the transactions are consummated.
          12.2  Indemnification by Seller.
               (a) Subject to the further terms and conditions of this Agreement, Seller shall indemnify and hold Purchaser harmless from and shall reimburse Purchaser for any losses, damages, deficiencies or expenses of any nature (including reasonable attorneys' fees) incurred by Purchaser before or after the Transfer Date(s) to the extent that such loss, damage, deficiency or expense results from:
                    (1)  Any knowing, intentional or negligent
misrepresentation made by Seller in this Agreement, or any knowing, intentional or negligent inaccurate information or omission in any schedule, written statement or certificate furnished by Seller pursuant to this Agreement;
                    (2)  (x) any representation or warranty set forth in
Article 4 or article 5 hereof being untrue in any material respect as the date made, (y) the failure of Seller to perform its material obligations under any covenant set forth in Article 7 or Article 8, or (z) any representation or warranty set forth in the certificate referenced in
Section 9.5 being untrue in any material respect as of the date of such Exhibit or certificate.
                    (3) Any material defect in any Loans existing as of the Transfer Date(s) (including those defects subsequently discovered), or as a result of any act or omission of Seller prior thereto:
                    (4) Material errors in originating or servicing any of the Loans (e.g., failure to follow underwriting or appraisal guidelines, misquoted payoffs, misapplied payments, failure to file timely notice of default or failure to pay taxes or other charges including penalties and interest) prior to the Transfer Date(s) or as a result of Seller's act or omission prior thereto. Such errors may include, without limitation, improper action or failure to act when required to do so.
     Provided, however, that Purchaser has taken reasonable and appropriate actions to mitigate any such loss, damage, deficiency, claim or expense. For purposes of this Section 12.2(a) the word "material" means a misrepresentation, misstatement, breach, nonperformance, defect, error or omission resulting in a loss to Purchaser of $500 or more.
          12.3  Indemnification of Seller.
               (a) Subject to the further terms and conditions of this Agreement, Purchaser shall indemnify and hold Seller harmless from, and shall reimburse Seller for any losses, damages, deficiencies or expenses of any nature (including reasonable attorneys' fees) incurred by Seller before or after the Transfer Date(s) to the extent that such loss, damage, deficiency or expense results from:
               (1) Any knowing, intentional or negligent misrepresentation made by Purchaser in this Agreement, or any knowing, intentional or negligent inaccurate information or omission in any schedule, written statement or certificate furnished by Purchaser pursuant to this Agreement,
               (2) Any breach of a representation or warranty by Purchaser or the failure to perform any covenant or condition of Purchaser contained in this Agreement, or in any schedule, written statement or certificate furnished by Purchaser pursuant to this Agreement.
     Provided, however, that Seller has taken reasonable and appropriate actions to mitigate any such loss, damage, deficiency, claim or expense. For purposes of this Section 12.2(a) the word "material" means a misrepresentation, misstatement, breach, nonperformance, defect, error or omission resulting in a loss to Seller of $500 or more.
          12.4 Notice and Settlement of Claims. Each party to this Agreement shall promptly notify the other party in writing of the existence of any material fact known to it giving rise to any obligations of the other party under these Section 12.2 and 12.3 and, in the case of any claim or any litigation brought by a third party, which may give rise to any such obligations, each party shall promptly notify the other party of the making of such claim or the commencement of such action by a third party as and when same becomes known to it.
          12.5 Cure by Seller. If Purchaser notifies Seller of any claim giving rise to Seller's obligations under Section 12.2, Seller, at its option, may:
               (a) cure or correct the underlying cause of such claim in a manner and within a time reasonably acceptable to Purchaser and FHLMC or FNMA (but not exceeding 60 days) as the case may be;
               (b) repurchase from Purchaser the Servicing with respect to those Loans which are affected by such claim within fifteen (15) Business Days following receipt by Purchaser of written notice from Seller of such election as follows; (i) Purchaser shall assign its rights in such Loan and transfer and assign the related Servicing and all mortgage servicing records in its possession to Seller, free and clear of all liens, charges and encumbrances whatsoever, and (ii) Seller shall (x) reimburse Purchaser for the cost of purchasing such Loan, if applicable, (y) pay to Purchaser a repurchase price for the Servicing equal to .8336% of the remaining principal balance of such Loan as of the date of repurchase, and (z) reimburse Purchaser for any advances made by Purchaser in connection with the Loan, including without limitation, any unrecovered advance reimbursements previously paid to Seller pursuant to Section 3.3; or
               (c) if such Loans are in foreclosure or foreclosed, purchase the property securing such Loans at a price equal to the then outstanding fair market value or no greater than the outstanding principal balance of such Loan and reimburse Purchaser for any advances and other losses made by Purchaser in connection with the Loans, including without limitation, any unrecovered advance receivable reimbursements previously paid to Seller pursuant to Section 3.3.
          12.6 Cure by Purchaser. If Seller notifies Purchaser of any claim giving rise to Purchaser's obligations under Section 12.3, Purchaser shall have 60 days from the day it receives that notice to cure or correct the underlying cause of such claim.
          12.7 Repurchase of Loan. If FHLMC or FNMA requests Purchaser to repurchase one or more Loans (including those from any pools, if applicable), Seller shall promptly repurchase that Loan(s) and the related servicing out of the appropriate pool(s) or promptly repurchase that Loan(s) from Purchaser and shall promptly reimburse Purchaser for any costs Purchaser incurred in handling that Loan(s); provided, however, that the requested repurchase by FHLMC or FNMA is not due primarily to an act or omission of Purchaser. Before Seller's obligation to repurchase Loans arises under this Section, Purchaser shall notify Seller in writing of the requested repurchase and Seller shall have sixty (60) days to cure the problem causing the request for repurchase or to other wise defend against the repurchase request made by FHLMC, or FNMA. The repurchase of Loans is in addition to the obligations of Seller and Purchaser to reassign and pay for the servicing on the repurchased Loan(s) under Section 12.5(b), and shall not otherwise limit Seller's indemnification of Purchaser under
Section 12.2. Seller's repurchase of Loans shall not alter its rights to indemnification from Purchaser under Section 12.3. For example, if Seller is required to repurchase a Loan pursuant to this Section 12.7 and because of an act or omissions of Purchaser (such as the failure to maintain mortgage or hazard insurance or to pay applicable taxes or assessments on time), Seller suffers a loss on the Loan repurchased greater than would have occurred absent the act or omission of Purchaser, then Purchaser shall indemnify and hold Seller harmless for such excess loss.
          12.8 Supplementary Information. From time to time prior to and after Transfer Date(s), Seller shall furnish Purchaser such incidental information, which is reasonably available to Seller, supplementary to the information contained in the documents and schedules delivered pursuant hereto as Purchaser may reasonably request.
          12.9 Access to Information. Seller shall give to Purchaser and its counsel, accountants and other representatives, upon receipt of written notice not less than one (1) Business Day in advance, reasonable access during normal business hours throughout the period prior to the Transfer Date(s), to all of Seller's files, books and records relating to the Servicing and Related Escrow Accounts.
          12.10 Confidentiality. Each party understands that certain information which has been furnished and will be furnished in connection with this transaction, including, but not limited to, information concerning customers or business procedures, servicing fees or prices, policies or plans of the other party or any of its affiliates, and also including specifically information in which Seller has a proprietary interest such as the identity of the mortgagors under the mortgages, the remaining principal balances of the Loans and purchase by such mortgagors of ordinary life, ordinary health, credit life, credit health, credit unemployment and any other forms of group or individual insurance coverage or of any other financial services of products of any nature, is confidential and proprietary, and each party agrees that it will maintain the confidentiality of such information and will not disclose it to others or use it except in connection with the proposed acquisition contemplated by this Agreement, without the consent of the party furnishing such information. Information which is generally known in the industry concerning a party or among such party's creditors generally or which has been disclosed to the other party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes. If the proposed acquisition is not consummated pursuant to
Article 12 or otherwise, each party agrees to promptly return to the other all confidential materials, and all copies thereof, which have been furnished to it in connection with the transactions contemplated hereby.
     12.11 No Broker's Fees. Except for Seller's broker, Hamilton, Carter, Smith & Co., Inc., each party hereto represents and warrants to the other that it has made no agreement to pay any agent, finder, or broker or any other representative, any fee or commission in the nature of a finders' fee or originators' fee arising out of or in connection with the subject matter of this Agreement. The Seller is responsible for all broker fees to Hamilton, Carter, Smith & Co., Inc.; provided this Agreement shall not create any rights, third party beneficiary or otherwise, in Hamilton, Carter, Smith & Co., Inc.
     12.12 Survival of Representations and Warranties. Each party hereto covenants and agrees that the representations and warranties in this Agreement, and in any document delivered or to be delivered pursuant hereto, shall survive the Transfer Date(s).
     12.13 Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed served, given and received when personally delivered to an officer of such party, or in lieu of such personal service or delivery, when deposited in the U.S. mail, registered or certified mail, postage prepaid, return receipt requested, and received on three days from the date of such mailing, whichever first occurs addressed as follows:
               (a)  HAMILTON FINANCIAL CORPORATION
                    525 Market Street, 9th Floor
                    San Francisco, CA  94105
                    Attn: Terry W. Malone CMB, EVP
               (b)  CALIFORNIA UNITED BANK, N.A.
                    16030 Ventura Boulevard
                    Encino, CA  91436
                    Attn:  Patrick Hartman, CFO
or to such other address as Purchaser or Seller shall have specified in writing to the other.
     12.14 Waivers. Either Purchaser or Seller may, by written notice to the other:
               (a) Extend the time for the performance of any of the obligations or other transactions of the other;
               (b) Waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and
               (c) Waive or modify performance of any of the obligations of the other hereunder.
               The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
     12.15 Entire Agreement, Amendment. This Agreement and the documents, instruments and agreements to be executed and delivered herewith constitute the entire agreement between the parties with respect to the sale of the Servicing and supersede all prior with respect thereto, including without limitation, the Letter of Intent. This Agreement may be amended and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.
     12.16 Binding Effect. This Agreement shall inure to the benefit of and be binding upon parties hereto and their permitted successors and assigns. Seller may not assign this Agreement or delegate any of its duties hereunder without the express written consent of Purchaser. Purchaser may assign this Agreement at any time after the final payment to its parent corporation or any other subsidiary of its parent corporation but may not make any other assignment hereof without the express written consent of Seller. No permitted assignment or delegation of duties shall relieve the party making such assignment or delegation from its representations, warranties and the obligations undertaken pursuant to
Section 12.2 or 12.3, or 12.7 hereof.
     12.17 Headings. Section titles or captions to this Agreement are for convenience only and do not define, limit, augment, extend or describe the content or scope of intent of this Agreement and shall not be deemed to be a part hereof.
     12.18 Choice of Law. This Agreement shall be interpreted and construed in accordance with the laws of the state of California, provided in applying the laws of California, its conflict of law rules shall not be employed to apply the substantive or procedural laws or equitable principals of any other state. The parties agree that if any action at law or suit in equity is commenced with respect to this Agreement or any parties' obligations hereunder, that venue shall be proper in San Francisco County, California.
     12.19 Incorporation of Exhibits. Exhibits "A" and "B" attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.
     12.20 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same contract.
     12.21 Further Acts. Each of the parties to this Agreement shall execute and deliver all documents, provide all information which is not confidential, take or forbear from all such action as may be necessary, convenient, or appropriate to achieve the purposes of this Agreement.

     IN WITNESS WHEREOF, each of the undersigned parties to this

Agreement has caused this to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

                              CALIFORNIA UNITED BANK, N.A.

ATTEST: DOUG GODDARD          By:  PATRICK HARTMAN
        ------------               ---------------------------
                                   Patrick Hartman
Its:  Controller
                                   Its: Chief Financial Officer


                              HAMILTON FINANCIAL CORPORATION

                              By:  TERRY W. MALONE
                                   -------------------
ATTEST: RUSTY LACKEY               Terry W. Malone CMB

                                   Its: Executive Vice President
Its:  Vice President                    Loan Administration